UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

MSC – Medical Services Company

(Exact name of registrant as specified in its charter)

Florida	333-132913	59-2997634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

841 Prudential Drive, Suite 900

Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 646-0199

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2007, MSC – Medical Services Company (the “Company”) announced that it will name Paul Bode as Senior Vice President, Ancillary Sales. Immediately prior to accepting this position, Mr. Bode previously served as Vice President, Sales & Marketing at Gould & Lamb, LLC since 2007 where he was responsible for managing a national sales force as well as the marketing department. Prior to his experience with Gould & Lamb, Bode served as President, Risk Management Services for GAB Robins during 2005 and 2006 and Senior Vice President, Sales and Marketing for CompManagement, Inc. from 2001 to 2004. Prior to 2001, Mr. Bode served in various positions with GENEX Services, Inc. and Sullivan Health Management. Mr. Bode is 43. A copy of the Press Release announcing Mr. Bode’s appointment is attached to this Current Report as Exhibit 99.1.

In connection with Mr. Bode’s engagement, which is effective as of January 1, 2008, the Company and Mr. Bode entered into an Employment Agreement providing for an initial two year term which shall automatically renew for successive one year terms unless earlier terminated by its terms. Mr. Bode shall receive an initial base compensation of $200,000 per year subject to adjustments and an annual bonus based on realization of financial goals of the Company, which once achieved will result in an annual bonus of between sixty-five percent to eighty-five percent of base compensation; provided, however, that Mr. Bode shall be entitled to an annual bonus of at least $62,500 for fiscal year 2008. Mr. Bode shall also receive a one-time signing bonus of $62,500 which must be repaid to the Company if, within one year from January 1, 2008, Mr. Bode terminates his employment with the Company or Mr. Bode is terminated by the Company for cause, as defined in the Employment Agreement. The Employment Agreement also provides for Mr. Bode to receive benefits, including without limitation, health and disability insurance and vacation benefits.

Additionally, pursuant to the Employment Agreement, on January 4, 2008, the Company granted Mr. Bode options to purchase 1,967,049 shares of the common stock of MCP-MSC Acquisition, Inc., a Delaware corporation and the sole shareholder of the Company, pursuant to an agreement entitled the Nonstatutory Stock Option Granted Under MCP-MSC Acquisition, Inc. 2005 Stock Option Plan. The form of such Nonstatutory Stock Option Granted Under MCP-MSC Acquisition, Inc. 2005 Stock Option Plan is set forth as Exhibit 10.6 of the Company’s Form S-4 filed with the Securities and Exchange Commission on March 31, 2006.

In the event Mr. Bode is terminated without cause, as defined in the Employment Agreement or upon death or disability, as the latter is also defined in the agreement, Mr. Bode is entitled to receive severance payments equal to six months of his base compensation from the date of termination. The Employment Agreement also provided for Mr. Bode to be subject to restrictive covenants including non-competition, non-solicitation, confidentiality and non-disparagement covenants.

A copy of the Employment Agreement is attached to this Current Report as Exhibit 10.31.

Effective as of December 31, 2007, Robert Calhoun and Ronald Hofstetter resigned as members of the Board of Directors of the Company.

Also effective as of January 1, 2008, Michael Bell was elected as a member of the Board of Directors of the Company and was appointed to serve as a member of the Compensation Committee of the Board of Directors. Mr. Bell is a Managing Director with Monitor Clipper Partners, LLC (“MCP LLC”), a private equity firm, which entered into a Management Agreement with the Company on March 31, 2005 pursuant to which MCP LLC receives a management fee of $500,000 per year.

Item 7.01	Regulation RD Disclosure

The Press Release referenced above in Item 5.02 is attached to this Current Report as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.31	Employment Agreement dated as of December 13, 2007 between MSC - Medical Services Company and Paul Bode

99.1	Press Release dated December 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2008	MSC – MEDICAL SERVICES COMPANY

/s/ Joseph P. Delaney
Joseph P. Delaney
President and CEO

Exhibit Index

Exhibit No.	Description
10.31	Employment Agreement dated as of December 13, 2007 between MSC - Medical Services Company and Paul Bode

99.1	Press Release dated December 28, 2007